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                                                                     EXHIBIT 2.2

                            AMENDMENT dated as of August 28, 1997, to the
                      Asset Purchase Agreement dated as of August 25, 1997 (the "Asset Purchase Agreement"), by and among Fiberite, Inc., a Delaware corporation ("Fiberite"), Fiberite Holdings, Inc., a Delaware corporation ("Fiberite Holdings"), Stamford FHI Acquisition Corp., a Delaware corporation ("Stamford"), and Cytec Industries Inc., a Delaware corporation ("Buyer", and together with Fiberite, Fiberite Holdings and Stamford, the "Parties").


                  WHEREAS the Parties have previously entered into the Asset Purchase Agreement;

                  WHEREAS the Parties desire to amend the Asset Purchase Agreement as set forth herein;


                  NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:


                  SECTION 1. Amendments. (a) Clause (i) of Section 1.1(d) of the Asset Purchase Agreement is hereby amended by adding the phrase ",including, without limitation, obligations and liabilities under the Working Capital Line" to the end thereof.

                  (b) Clause (iii) of Section 1.1(d) of the Asset Purchase Agreement is hereby amended by adding the phrase ", other than any such Taxes due as a result of the Permitted Merger" to the end thereof.

                  (c) Clause (vi) of Section 1.1(d) of the Asset Purchase Agreement is hereby amended by adding the phrase "and any liability for the Stay Bonuses" to the end thereof.

                  (d) Clause (C) of Section 1.1(e)(ii) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:




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                  "(C) notwithstanding anything in this Agreement to the
                  contrary, any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal, state, local or foreign income taxes due as a result of any of the transactions contemplated by this Agreement (including, without limitation, the Permitted Merger) or the Hexcel Agreement;".

                  (e) Clause (v) of Section 1.1(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(v) (A) all outstanding indebtedness for borrowed money of Fiberite Holdings or Fiberite or any of their subsidiaries (together with all interest accrued thereon) to the extent deducted from the $360,000,000 payable under Section 1.02 of the Stock Purchase Agreement and (B) all obligations and liabilities in respect of the Permitted Debt (other than the Working Capital Line);".

                  (f) Clause (xi) of Section 1.1(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(xi) all obligations and liabilities (A) arising from the Unrelated Assets or (B) of Stamford to which Fiberite succeeds as a result of the Permitted Merger and which were not otherwise obligations and liabilities of Fiberite or Fiberite Holdings (other than the Stay Bonuses).".

                  (g) Section 1.1(f) of the Asset Purchase Agreement is hereby amended by adding the phrase "; provided that nothing in this sentence shall impair Buyer's obligations pursuant to Section 6.3 hereof" to the end of the first sentence thereof.

                  (h) Section 1.2(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) $344,000,000 (the "Purchase Price"), payable as provided below, by wire transfer of immediately available funds to such bank account as shall be designated by Fiberite at least two business days prior to the applicable payment date provided below against delivery of a receipt duly executed by Fiberite acknowledging receipt of the same; provided that Fiberite hereby designates that the portions of the Purchase Price represented by the Deposit, the 60-day Deposit and the 90-day Deposit be paid on the applicable payment dates



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                                                                               3


                  directly to the creditors in respect of the outstanding principal amount of the Permitted Debt (in the case of the 90-day Deposit, with the excess over the outstanding principal amount of the Permitted Debt on the payment date being delivered to the foregoing account designated by Fiberite). The Purchase Price shall be paid in four installments as follows:

                           (i) $173,000,000 (the "Deposit") shall be paid on the
                  first business day after the closing of the Stock Purchase Agreement;

                           (ii) $86,000,000 (the "60-day Deposit") shall be paid
                  on the earlier of (A) the 60th day after the closing of the Stock Purchase Agreement and (B) the Closing Date;

                           (iii) $80,000,000 (the "90-day Deposit") shall be
                  paid on the earlier of (A) the 90th day after the closing of the Stock Purchase Agreement and (B) the Closing Date; and

                           (iv) $5,000,000 (the "Remainder") shall be paid on
                  the Closing Date; provided, that if the Regulatory Approvals shall not have been obtained within 180 days after the closing of the Stock Purchase Agreement, then the Remainder shall be paid on the first business day following the expiration of such 180-day period.".

                  (i) Section 1.5(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a)  the 60-day Deposit, the 90-day Deposit and the
                  Remainder;".

                  (j) Clause (D) of the first sentence of Section 4.1(c) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(D) dividend or otherwise distribute (i) the Management Fee,
                  (ii) in the case of the 90-day Deposit, the excess over the outstanding principal amount of the Permitted Debt and (iii) the Remainder,".

                  (k) Section 4.1(c) of the Asset Purchase Agreement is hereby further amended by adding the phrase "and (G) enter into the Working Capital Line, incur and guarantee indebtedness under the Working Capital Line in accordance with the terms thereof,



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                                                                               4



and perform their respective obligations under the Working Capital Line, including, without limitation, making any payments required pursuant thereto" to the end of the first sentence thereof.

                  (l) Section 4.21 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "Section 4.21 Closing of Hexcel Agreement. Stamford shall not permit the closing of the transactions contemplated by the Hexcel Agreement to occur prior to the earlier of (x) the Closing Date and (y) 60 days after the closing of the Stock Purchase Agreement. Stamford shall not amend or modify any provision of the Hexcel Agreement, the Hexcel License or the Transition Services Agreement without the prior written consent of Buyer. Buyer acknowledges that it has reviewed the terms and conditions of the Hexcel Agreement, the Hexcel License and the Transition Services Agreement. As a result, Buyer agrees that it shall not hold Stamford, Fiberite Holdings or Fiberite or any of their Affiliates liable or pursue any action against any such person or entity for any breach, violation or failure to comply with any of the terms of this Agreement which result from the compliance or performance by Stamford, Fiberite Holdings or Fiberite or any of their subsidiaries with the terms and conditions of the Hexcel Agreement, the Hexcel License and the Transition Services Agreement.".

                  (m) Article IV of the Asset Purchase Agreement is amended by adding a new Section 4.24 to read as follows:

                  "Section 4.24 Assumption of Defined Benefits Plans. As of the Closing Date, Buyer shall adopt and assume sponsorship of the Fiberite, Inc. Pension Plan and the Fiberite, Inc. Service Related Pension Plan (together, the "Pension Plans"), all assets, obligations and liabilities in connection therewith and all of Fiberite's rights and duties as trustor under each trust agreement related to the Pension Plans. Buyer and Fiberite shall cooperate as reasonably necessary to give effect to the provisions of this Section 4.24.".

                  (n) Article VIII of the Asset Purchase Agreement is hereby amended by inserting the following definitions in the proper alphabetical order therein:

                           (i) "'90-day Deposit' has the meaning assigned in



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                                                                               5


                  Section 1.2(a).";

                           (ii) "'60-day Deposit' has the meaning assigned in
                  Section 1.2(a).";

                           (iii) "'Stay Bonuses' means the amounts (not to
                  exceed $346,000 in the aggregate) payable to certain employees of Fiberite's Orange division pursuant to the letter agreement agreed to by Stamford on May 28, 1997."; and

                           (iv) "'Working Capital Line' means the credit line
                  under the Permitted Debt providing Fiberite with up to $2,000,000 of available borrowings on terms approved by Buyer in writing (for avoidance of doubt, no other borrowings in respect of the Permitted Debt shall be included in the Working Capital Line).".

                  (o) Article VIII of the Asset Purchase Agreement is hereby further amended by deleting the definition of "Hexcel License" set forth therein and replacing it with the following:

                           "'Hexcel License' means the license contemplated by
                  and attached as Exhibit C to, the Hexcel Agreement.".

                  (p) Article VIII of the Asset Purchase Agreement is hereby further amended by deleting the definition of "Remainder" set forth therein and replacing it with the following:

                           "'Remainder' has the meaning assigned in Section
                  1.2(a).".

                  (q) Article VIII of the Asset Purchase Agreement is hereby further amended by deleting the definition of "Transition Services Agreement" set forth therein and replacing it with the following:

                           "'Transition Services Agreement' means the
                  Transitional Services Agreement contemplated by, and on the terms set forth in, Exhibit E to the Hexcel Agreement.".

                  SECTION 2. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 3.  Governing Law.  This Amendment shall be



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governed by and construed in accordance with the laws of the State of New York
(regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  SECTION 4. Full Force and Effect. Except as specifically amended hereby, the Asset Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Asset Purchase Agreement as amended hereby. Any reference in any document to the Asset Purchase Agreement shall be deemed to be a reference to the Asset Purchase Agreement as amended hereby.

                  SECTION 5. Effective Date. This Amendment shall be deemed an agreement between Stamford and Buyer until executed by Fiberite and Fiberite Holdings at which time it shall be deemed to be an agreement between Buyer, Stamford, Fiberite and Fiberite Holdings, and Stamford shall cause Fiberite and Fiberite Holdings to execute this Agreement immediately following the closing of the Stock Purchase Agreement.



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                                                                               7

                  IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                       STAMFORD FHI ACQUISITION CORP.,

                                       by /s/Scott Dunn
                                          --------------------------------------
                                          Name: Scott Dunn
                                          Title:Vice President


                                       FIBERITE, INC.,

                                       by /s/Stuart A. Jamieson
                                          --------------------------------------
                                          Name: Stuart A. Jamieson
                                          Title:Vice President


                                       FIBERITE HOLDINGS, INC.,

                                       by /s/Stuart A. Jamieson
                                          --------------------------------------
                                          Name: Stuart A. Jamieson
                                          Title:Vice President

                                       CYTEC INDUSTRIES INC.,

                                       by /s/E.  F.  Jackman
                                          --------------------------------------
                                          Name: E. F. Jackman
                                          Title:Vice President


The foregoing Amendment is hereby acknowledged and consented to as of the date first above written:



HEXCEL CORPORATION,

By /s/Joseph Shaulson
-----------------------------
  Name: Joseph Shaulson
  Title:Vice President